EXHIBIT 10.9
OPTION CONTRACT
THIS OPTION (“Option”) is made this 19th day of December, 2007, by and between Recreation Properties, LTD. (“Seller”), Thomas A. Warlick, and Colorado Goldfields Inc. (“Buyer”).
RECITALS
     WHEREAS, Seller Recreation Properties, LTD. owns certain royalty and net profit interests on mining claims located in San Juan County, Colorado, as more particularly described on the Exhibits A and B, hereinafter “the RP Property”; and
     WHEREAS, the RP Properties are collectively referred to herein as “the Property”; and
     WHEREAS, the Seller, or any entity wholly or partially owned by Seller or Thomas A. Warlick may acquire title to a royalty and net profit interest currently owned by Liberty Investment Corporation on the Property, and hereinafter referred to as the “Liberty Interest” or “LRI”; and
     WHEREAS, Buyer desires to purchase said royalty and net profit interests from Seller; and
     WHEREAS, the parties desire to enter into an Option Contract, to define the rights and obligations of each party with respect to an option to purchase the Property.
     NOW THEREFORE, for mutual consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Grant of Option.
          a. Seller hereby grants to Buyer an option to purchase the Property from Seller for the purchase price of Two Hundred Fifty Thousand Dollars ($250,000), in accordance with and subject to the terms and conditions hereinafter contained, (“Option”).
          b. Seller also grants to the Buyer an Option to Purchase the Liberty Interest for the purchase price of Fifty Thousand Dollars $50,000 in the event the Seller, or any entity wholly or partially owned by Seller or Thomas A. Warlick acquires said interest within the Option term as set out below, and subject to the same terms and conditions hereinafter contained.
     2. Option Price Except as otherwise provided herein, the non-refundable Option consideration of Ten Thousand and 00/100 Dollars ($10,000.00) shall be paid by Buyer to Seller as provided herein (the “Option Consideration”).
The Option Consideration shall be non-refundable, except as otherwise provided below.
     3. Option Term. The term of the Option (“Term”) shall commence on December 20, 2007 and shall continue until November 21, 2008. Should Buyer fail to exercise the Option, as herein provided, then the Option granted herein shall terminate, and both parties shall be released from any and all obligations with respect to the Option of the Property. In the event of termination, the Option Consideration shall not be returned to Buyer.
     4. Exercise of Option. At any time prior to the expiration of the Term, Buyer may notify Seller of its intent to exercise the option by delivering written notice to the Seller in the manner as set forth below. Thereafter, the option shall become effective, and closing shall occur no later than thirty days thereafter, unless mutually agreed upon by the parties. Upon said effective date, the Option shall become a contract for the sale and purchase of the Property in accordance with the terms and conditions hereof.
     5. Taxes and Other Prorations. General real property taxes for the year in which the closing occurs shall be apportioned between the parties based upon the most recent mill levy assessment. Such apportionment shall be final. Fees for Closing Services shall be shared equally between Buyer and Seller.

     6. Title Documents.
          a. No later than January 31, 2007, Seller shall deliver to Buyer a current Title Insurance Commitment (“Commitment”) from a title company selected by Buyer (“Title Company”) with respect to the Property, together with clear copies of all exceptions to title listed therein (“Permitted Exceptions”) and a certificates of taxes due with respect to the Property or other evidence acceptable to Buyer of the status of taxes (the “Tax Certificate”). The Commitment shall reflect that the amount of the policy coverage shall be no less than the Purchase Price. Buyer shall have until one hundred eighty days after delivery of the Commitment, the Permitted Exceptions, and the Tax Certificate (the “Title Documents”) to notify Seller of any objections to said Title Documents. If Seller receives notice of unmerchantability of title or any other unsatisfactory title condition, Seller may use reasonable efforts to correct said items and bear any nominal expense to correct the same within thirty days. If such unsatisfactory title condition is not corrected to Buyer’s satisfaction within that time, this contract shall then terminate and the Option consideration shall be refunded; provided, however, Buyer may, by written notice received by Seller within three days, waive objection to such items and continue the Option. If Seller does not receive Buyer’s notice by the date specified above, Buyer accepts the condition of title as disclosed by the Title Documents as satisfactory.
          b. Within ten days of the exercise of option, Seller will provide an updated Title Insurance Commitment (“Updated Commitment”). Buyer will then have an additional ten (10) days to make any objections to the Updated Commitment. Buyer’s objections shall be limited to any new title exceptions that were not previously accepted by Buyer pursuant to part (a) above. If Buyer makes an objection pursuant to the terms of this paragraph, Seller shall have until closing to clear the title back to the state of title per the Title Commitment set forth in subpart (a) above. If Seller fails to clear the title as provided herein, Purchaser shall have the option to either terminate this Option on or before the closing date, whereupon Seller will refund the Option Price to Buyer within ten (10) days of the Closing date; or Purchaser may waive its objection to the condition of title and closing shall occur on the closing date.
     7. Due Diligence. During the period of this Option Contract, Buyer shall have the right to conduct all inspections of the Property it deems appropriate, including, but not limited to, an evaluation of prior exploration and development of the mining claims. To that end Seller will provide to Buyer copies of all documentation related to prior exploration and development of the mining claims in its possession.
     8. Warranties. Buyer and Seller hereby represent and warrant to, and covenant with, one another that:
          a. There are no actions, suits or proceedings of a material nature pending or to the best knowledge of Buyer or Seller threatened against or affecting Buyer or Seller which would affect Buyer’s or Seller’s ability to enter into this Option or consummate the transactions contemplated herein.
          b. Buyer and Seller have full right, power and authority to execute, deliver and perform this Option without obtaining any consents or approvals from, or the taking of any other actions with respect to, any third parties and this Option constitutes the valid and binding agreement of Buyer and Seller, enforceable against Buyer and Seller in accordance with its terms.
     9. Closing.
          a. Closing Date. The purchase, sale and conveyance of the Property shall occur on a date mutually agreeable to Seller and Buyer, but in no event later than December 15, 2008.
          b. Conveyance of the Property. At the closing, the Seller shall convey to Buyer fee simple title to the Property by a Bargain and Sale Deed, subject to the Permitted Exceptions that have been accepted by Buyer. The conveyance is intended to include all royalty and net profits now owned by Seller, or hereafter acquired by Seller, associated with the mining claims set forth on Exhibits A and B, including any interest that may hereafter by acquired from Liberty Investment Corp, if any.
          c. Payment of Purchase Price. The Purchase Price shall be delivered in cash or certified funds to the Title Company at the time of closing.

          d. Possession of Property. Possession of the property shall be as of the Closing Date and time.
          e. Title Policy. Seller shall cause a currently dated title policy (the Policy”), in conformance with the Commitment, to be delivered to Buyer following closing in the amount of the Purchase Price. The Seller shall pay the premium with respect to the Policy at Closing.
     10. Default Remedies.
          a. Failure to Exercise Option. If Buyer has not otherwise terminated the Option, as provided herein, in the event Buyer fails to pay the Option Consideration or to exercise the Option within the time periods provided herein, then in either event, the Option shall be null and void and of no further force and effect. In the event that the Option becomes null and void pursuant to this paragraph, the Option Consideration, unless otherwise to be refunded and paid to Purchaser as provided herein, shall be retained by Seller. In such event, Seller shall have the right to list the Property for sale.
          b. Buyer’s Failure to Close. If Buyer exercises the Option to purchase the Property, but thereafter fails to close on the purchase of the Property by the Closing Date, time being of the essence, then the Option shall be null and void and of no further force and effect. In the event of said termination, Seller shall retain all of the Option Consideration.
          c. Seller’s Failure to Close. If Buyer exercises the Option to purchase the Property, but thereafter, Seller fails to close on the purchase of the Property by the Closing Date, time being of the essence, then Buyer may elect to treat this contract as canceled, in which case the Option Price shall be returned, or Buyer may elect to treat this contract as being in full force and effect and Buyer shall have the right to specific performance, as well as appropriate damages.
     11. Quiet Title. Seller agrees that, in the event Buyer should commence a Quiet Title action subsequent to the time that this Option has closed or terminated (should the Buyer not exercise its option to purchase the Liberty interest), and if Seller has not acquired the Liberty interest by such time, Seller will disclaim any interest in the royalty or net profit interest described in that deed from Gold King, Inc. to Liberty Investment Corporation in that deed recorded at Reception No. 129865 in the Real Property records of San Juan County, Colorado. Provided, however, if the Seller has acquired the Liberty interest during the term of the option and Buyer elects not to exercise its option to purchase the Liberty interest, then the Seller shall not be required to disclaim its interest in the Liberty Investment Corporation.
     12. Notification. Seller agrees to pursue the acquisition of the Liberty Interest during the term of this option. Seller agrees that within three days after receipt of acquiring the Liberty Interest (if that transaction occurs within the time period of the option term) that it will notify the Buyer of such fact to enable the Buyer, if it so chooses, to exercise the Option to purchase the Liberty Interest in accordance with the terms of this contract.
     13. Miscellaneous.
          a. Recordation. This Agreement shall not be recorded with the County Clerk and Recorder of San Juan County, Colorado.
          b. Real Estate Commissions. The parties warrant that neither party has utilized the services of a real estate agent, and that no commissions will be due and payable at Closing.
          c. Notices. All notices, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given five (5) business days after depositing in the United States mail, registered or certified, return receipt requested, to the address of the other party, as stated below, or when delivered to the other party by a nationally recognized overnight courier or when delivered to the other party if personally delivered. The addresses for notices are as follows:

Seller:	Recreation Properties, Ltd
205 West 17th Street, Suite E
Tulsa, Oklahoma 74119-4645

With copy to:	Frank Anesi
835 East Second Avenue, #220
Durango, CO 81301

Buyer:	Colorado Goldfields Inc.
Attn: Todd Hennis
10920 W. Alameda Avenue, Suite 207
Lakewood, CO 80226

With copy to:	Nancy Agro, P.C.
101 W. 11th Street, Suite 112
Durango, CO 81301
Either party may, by written notice, change its address for purposes of future notices.
          d. Drafting. Both parties have had an opportunity to participate in drafting this Agreement, and in construing it, no relevance shall be given to the issue of who drafted it.
          e. Assignability. This contract shall be assignable by either party.
          f. Entire Agreement. This Agreement represents the entire and integrated agreement between the parties and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by the parties.
          g. Counterparts and Faxes. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed or electronic signatures shall have the same force and effect as original signatures.
          h. Attorneys’ Fees. If either party to this Option resorts to legal action to enforce any of the terms and provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs and other expenses of litigation. Venue and Jurisdiction for any action will be La Plata County, Colorado.
          i. Headings and Captions. The headings and captions are intended for the convenience of the parties only.
     IN WITNESS WHEREOF, the parties have executed this Option as of the date hereinabove written.Seller:

SELLER:		BUYER:

Recreation Properties, Ltd.		Coloardo Goldfields, Inc.

By:	/s/ Thomas A. Warlick	By:	/s/ Todd C. Hennis
	Thomas A. Warlick, President		Todd C. Hennis, President

/s/ Thomas A. Warlick

Thomas A. Warlick, Individually

EXHIBIT A
To Option Contract
The royalties for the 3% net smelter returns in Deed recorded under Reception No. 140703 on August 1, 2000, and for the 2.5% net profit interest set forth in Deed recorded under Reception No. 140707, all of which relate to what is commonly referenced as the Gold King Mine Claims list.

EXHIBIT B
To Option Contract
The 2% Net Smelter Returns royalty and the 2 ~ % net profit interest described in Deed recorded under Reception No. 141372 on September 25,2001 for those claims referenced as the Mayflower Property set forth below:
Patented Mining Claims San Juan County, Colorado
“Mayflower Property”

CLAIM	MINERAL SURVEY NO.
Argentine	11380
8.S.a.	20564
CAe.	20564
Dives Fraction	20059
Gold Bug	14393A
Gold Bug Mill Site	14393B
G.HM.	20564
Huntington	15351
J.R.W.	20564
Kuroki	17788
Mayflower	1568
Mayflower No2	16551
Mountain Quail	1157
North Star	297
Slide	1331
Terrible	272
Togo	17788
Yellow Jacket	311
“North Fork of Cement Creek Property”

Hoffman	5782
Portland Consolidated	1330